Exhibit 99.1

Contact:	Suzanne D’Ambrosio Oyster Creek Generating Station 717-779-4714 suzanne.dambrosio@exeloncorp.com	FOR IMMEDIATE RELEASE

EXELON GENERATION ANNOUNCES TIMELINE FOR RETIREMENT OF OYSTER CREEK GENERATING STATION
Forked River, NJ - (Feb. 2, 2018) - Exelon Generation announced today that Oyster Creek Generating Station will permanently shut down in October 2018, at the end of its current operating cycle. Exelon is required to close Oyster Creek by December 2019, as part of an agreement with the State of New Jersey. This new schedule allows Exelon to meet that commitment while helping employees find jobs elsewhere in the company and managing costs.
“I want to thank the thousands of men and women who helped operate Oyster Creek Generating Station safely for the past half-century, providing generations of New Jersey families and businesses with clean, reliable electricity,” said Bryan Hanson, Exelon President and Chief Nuclear Officer. “We will offer a position elsewhere in Exelon to every employee that wishes to stay with the company, and we thank our neighbors for the privilege of allowing us to serve New Jersey for almost 50 years.”
This shutdown timeline will give Oyster Creek employees a better opportunity to pursue open positions across the Exelon family of companies. The decision will also help Exelon better manage resources as fuel and maintenance costs continue to rise amid historically low power prices.
In advance of the shutdown, Exelon Generation will be working closely with local officials, state agencies, elected representatives and the Nuclear Regulatory Commission to plan for long-term decommissioning. Oyster Creek’s approximately 500 highly trained employees will continue to operate the plant at world-class levels until October 2018. Some will stay on to safely and securely decommission the facility after it is shut down.
Oyster Creek is located about 60 miles east of Philadelphia in Ocean County, New Jersey. The plant produces 636 net megawatts of electricity at full power, enough electricity to supply 600,000 typical homes, the equivalent to all homes in Monmouth and Ocean counties combined.

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Exelon Generation, a subsidiary of Exelon Corporation (NYSE: EXC), is one of the largest, most efficient clean energy producers in the U.S., with a generating capacity of more than 35,500 megawatts.  Exelon Generation operates the largest U.S. fleet of carbon-free nuclear plants with 20,300 megawatts of capacity from 23 reactors at 14 facilities in Illinois, Maryland, New Jersey, New York and Pennsylvania.  Exelon Generation also operates a diverse mix of wind, solar, landfill gas, hydroelectric, natural gas and oil facilities in 18 states with more than 15,200 megawatts. Exelon Generation has an industry-leading safety record and is an active partner and economic engine in the communities it serves by providing jobs, charitable contributions and tax payments that help towns and regions grow. Follow Exelon Generation on Twitter @ExelonGen, view the Exelon Generation channel on YouTube, and visit: http://www.exeloncorp.com/companies/exelon-generation.

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